Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-104777

PROSPECTUS SUPPLEMENT NO. 8
(To Prospectus dated July 2, 2003)


                         CITADEL SECURITY SOFTWARE INC.
                               7,397,810 SHARES OF
                                  COMMON STOCK
                                  ------------

This Prospectus Supplement supplements our Prospectus dated July 2, 2003 and all prior Prospectus Supplements, relating to the offer and sale from time to time by certain of our selling stockholders of up to 7,397,810 shares of our common stock, including up to 2,022,139 shares issuable upon the exercise of common stock warrants and stock options. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus and any prior Prospectus Supplement.

On February 24, 2004, the Company filed a Form 8-K, attached as Annex A, announcing that certain officers have entered into trading plans for selling Registrant's securities.

                                  ------------


              This Prospectus Supplement is dated February 24, 2004.

                                     Annex A


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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 19, 2004
                         CITADEL SECURITY SOFTWARE INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE                          000-33491                   75-2873882

(STATE OR OTHER            (COMMISSION FILE NUMBER)           (IRS EMPLOYER
JURISDICTION OF                                               IDENTIFICATION
INCORPORATION)                                                NUMBER)

           8750 N. CENTRAL EXPRESSWAY, SUITE 100, DALLAS, TEXAS 75231

              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (214) 520-9292


Item 5. Other Events and Regulation FD Disclosure

In response to the Securities and Exchange Commission's adoption of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, the Registrant has been advised that certain officers of the Registrant have entered into trading plans for selling shares in the Registrant's securities. These plans are designed to allow executive officers to diversify their holdings but dispel any inference that they are purchasing or selling their company's stock on the basis of, or while they are aware of, material nonpublic information.

The officers who have entered into trading plans include Steven B. Solomon, the Registrant's Chairman, Chief Executive Officer and and President, and Richard Connelly, the Registrant's Chief Financial Officer. The plans provide for periodic sales of shares on the open market at prevailing market prices, subject to certain volume limits and minimum price requirements, and for up to approximately 10% of Mr. Solomon's fully diluted holdings and up to approximately 13.5% of Mr. Connelly's fully diluted holdings. The Registrant anticipates that, as permitted by Rule 10b5-1, some or all of its officers, directors and other insiders may establish trading plans at some date in the future.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Citadel Security Software Inc.
(Registrant)


By:  /s/  STEVEN B. SOLOMON
     ---------------------
          Steven B. Solomon
          Chief Executive Officer

Dated as of February 19, 2004


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